EXHIBIT 5.1

A CMS Energy Company

Melissa M. Gleespen
Vice President, Corporate Secretary & Chief Compliance Officer

November 13, 2018

Consumers Energy Company

One Energy Plaza

Jackson, MI 49201

RE:               Consumers Energy Company

$300,000,000 3.80% First Mortgage Bonds Due 2028 (the “2028 Bonds”)

$550,000,000 4.35% First Mortgage Bonds Due 2049 (the “2049 Bonds”)

Ladies and Gentlemen:

I am the Vice President, Corporate Secretary and Chief Compliance Officer of Consumers Energy Company, a Michigan corporation (the “Company”). I address this opinion to you with respect to the issuance and sale of $300,000,000 aggregate principal amount of the Company’s 2028 Bonds and $550,000,000 aggregate principal amount of the Company’s 2049 Bonds (collectively, the “Bonds”) issued under the Indenture dated as of September 1, 1945 between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), as amended and supplemented by certain supplemental indentures thereto including the 134th Supplemental Indenture dated as of November 13, 2018 relating to the Bonds. The Company issued and sold the Bonds pursuant to an effective shelf Registration Statement on Form S-3 (No 333-216355-01) (the “Registration Statement”), a Preliminary Prospectus Supplement dated October 29, 2018 to a Prospectus dated March 1, 2017, an Issuer Free Writing Prospectus that included the final terms of the transaction and a Final Prospectus Supplement dated October 29, 2018 to a Prospectus dated March 1, 2017.

In rendering the opinions expressed below, I, or attorneys acting under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and corporate officers and such other papers and evidence, as I have deemed relevant and necessary as a basis for such opinions. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination. I have further assumed without investigation that each document submitted to me for review and relied upon for this opinion is accurate and complete as of the date given to the date hereof.

One Energy Plaza • Jackson, MI 49201-2357 • Tel 517 788-0305 • Fax 517 788-0768

Consumers Energy Company

November 13, 2018

On the basis of such review, I am of the opinion that the Bonds have been legally issued by the Company and constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other laws of general applicability affecting creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on November 13, 2018 which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Melissa M. Gleespen

Melissa M. Gleespen, Esq.